AgroFresh Solutions Reports Updated Results for Second Quarter and First Half of 2018

Revenues up 12% in the quarter, 16% for the first half of Fiscal 2018

Further progress in diversifying end markets, introducing innovative new technologies, and leveraging our growing global brand

•	Net sales up 12% to $18 million for the quarter and up 16% to $57 million for first half of 2018

•	For the first half, 37% of revenue generated from crops other than apple, up from 22% for the first half of 2017

•
Signed collaboration agreement with Del Monte for RipeLock in retail, launched FreshCloud suite of storage and transportation screening and diagnostic solutions, and acquired Verigo which has strong IoT technology supporting FreshCloud Transit for the monitoring of perishables during transportation

•
Net loss of $31 million in the first half of 2018 compared to a net loss of $9 million in the first half of 2017, with a majority of the change due to lower gain on currency of $6 million and $15 million in tax benefits recorded in the first half of 2017

•	First half EBITDA[1] of $8 million down from prior year primarily due to the difference in gain on currency

•	Quarter end cash of $42 million

PHILADELPHIA, August 15, 2018 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, today updated its financial results for the second quarter and first half of fiscal 2018, ended June 30, 2018, reflecting certain changes to the preliminary financial results reported by the Company on August 9, 2018. The changes are the result of adjustments to foreign currency made during the completion of the Company’s financial closing procedures for the quarter ended June 30, 2018. This press release restates the information contained in the Company’s press release of August 9, 2018, with the bullets, copy and tables updated to reflect the updated financial results.

Jordi Ferre, Chief Executive Officer, commented, "It’s been an exciting six months for AgroFresh with significant progress achieved along many of our strategic initiatives. The core business continues to perform well despite significantly lower apple crops in key Southern Hemisphere countries, with SmartFresh maintaining its pricing integrity while penetrating new markets, such as citrus, pears, flowers and plums. The benefits of our strategic acquisition program are also evident in our results. This was another quarter of significant contribution from Tecnidex, which continues to deliver value not only through its operations, but in synergistically enhancing the AgroFresh SmartFresh Quality System. Consequently, we recorded strong growth in both the quarter and the half. Margins reflect the ongoing evolution of our operations, primarily a shift in product mix, including Tecnidex, as well as the impact from adopting ASC 606. And, excluding Tecnidex, overhead during the first six months of this year was down compared to the first half of last year.

“From a long-term perspective, we’ve had an extremely productive first half advancing growth initiatives in new product development, innovation and partnerships. We signed an exciting agreement with Del Monte, a leader in the banana market, for our revolutionary RipeLock product, signaling further progress and inroads into the large and attractive retail segment. We also recently announced our FreshCloud initiative, including our first acquisition in the space, Verigo, which has an established Internet of Things (IoT) technology for monitoring freshness throughout the supply chain. This new technology is complementary to, and integrates with, the core of our FreshCloud strategy, our established AdvanStore capability and our genomic testing tools, which provide predictive screening of our customers’ produce. FreshCloud provides us access to large new markets where technology is quickly becoming an enabler of food preservation and waste reduction.

“Heading into the second half of the year, we are well prepared, with a strong product lineup backed by a strong balance sheet. Based on our performance in the first half, we feel positive going into the Northern Hemisphere season.”

(1) EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of EBITDA and the tables at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.

Financial Highlights for the Second Quarter and First Half of 2018

Net sales for the second quarter of 2018 were up 12% versus the second quarter of 2017, driven by Tecnidex. Organic revenue was down versus the year ago quarter driven by a significant year over year decline in the Southern Hemisphere apple crop and the impact of the implementation of ASC 606, which reduced revenue by $0.2 million. Revenues over the first half of fiscal 2018 were up 16%, reflecting essentially the same factors that impacted the quarter.

Consistent with the Company’s expectations, margins for the quarter were 71% compared to 76% in the second quarter of 2017. SmartFresh margins were little changed from a year ago. The year over year change in margins was anticipated, and primarily reflects the evolving nature of the Company’s operations, which are now comprised of a larger proportion of revenues generated by Tecnidex and Harvista, both of which have a lower margin profile. The implementation of ASC 606 also required the Company to defer revenue that would have otherwise been recognized in the quarter, which accounted for 1 point of margin compression. Margins for the first half of fiscal 2018 were 71%, down from 80% in the first half of fiscal 2017, essentially reflecting the same factors that affected the second quarter, with ASC 606 reducing margins 2 points.

Research and development costs were unchanged in the quarter at $3.7 million. Compared to a year ago, selling, general and administrative expenses were down on a relative basis measured as a percentage of total revenues, due to the effective integration of Tecnidex. Selling, general and administrative expenses were $15.6 million compared to $13.4 million in the year ago quarter, primarily due to Tecnidex costs as well as approximately $1 million of non-recurring legal and other. Selling, general and administrative expenses for the first half of fiscal 2018 were up approximately 7% from the prior year period, although on a like-for-like basis, excluding Tecnidex, total selling, general and administrative cost for the first half of 2018, including non-recurring expenses, were down approximately $1 million.

Interest expense of $8.8 million was up slightly compared to the second quarter of 2017 due to the effects of higher interest rates.

Net loss of $31 million in the first half of 2018 compares to a net loss of $9 million in the first half of 2017. In the second quarter of 2017, the Company recorded an $8 million gain on currency and a $15 million tax benefit within the provision for income taxes. In the second quarter of 2018 there was a gain on currency of approximately $3 million.

Balance Sheet and Cash Flow

The balance sheet at June 30, 2018, was strong, including significant liquidity. Cash on hand was $42 million. During the first half of 2018, cash has been used to satisfy a $10 million liability to Dow, to pay $16 million in interest payments, $3 million more than last year due to timing, to increase inventory as we prepare for the season and invest in RipeLock, to facilitate a reduction in our accrued liabilities, and to pay for the Verigo acquisition.

Katherine Harper, CFO, said, “Financial performance over the first half of the year has been consistent with our expectations, with strong top line growth and the moderation in margins anticipated with the evolving nature of our operations. The second quarter is also our seasonally slowest, and this tends to magnify any anomalies, such as the ASC 606 impact on margins. We remain focused on efficiency and productivity improvements to help drive down costs, and this quarter revenues grew faster than overhead expenses leading to better operating leverage. Compared to a year ago, over the first six months of this year, expenses for the core business, which excludes Tecnidex, are actually down as our productivity and efficiency initiatives gain traction. Cash remains strong, although down from recent highs primarily due to the paydown of our term loan, scheduled payments to Dow and changes in working capital. We expect to see an appreciable improvement in cash in the second half of 2018 due to the seasonality of our business. More importantly, our growth initiatives are generating results, with the acquisition of Verigo and the introduction of FreshCloud, the integration with Tecnidex and the agreement with Del Monte all expected to contribute over the second half of this year. Consequently, we feel well positioned to achieve our objectives and accelerate growth both organically and inorganically to continue to strengthen the AgroFresh franchise.”

Conference Call

The Company will conduct a conference call to discuss its second quarter 2018 results at 8:30 a.m. Eastern Time on August 9, 2018. To access the call, please dial 877-883-0383 from the U.S. or 412-902-6506 from outside the U.S. The conference call I.D. number is 8530687. The call will also be available as a live webcast with an accompanying slide presentation, which will be accessible via the "Events & Presentations" page of the Investor Relations section of the Company's website at www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.

A telephone replay of the conference call will be available by dialing 877-344-7529 (US) and 412-317-0088 (International) until Thursday, August 23, 2018. The replay I.D. number is 10121906.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure EBITDA. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it is used by the Company's management to evaluate the Company's performance. Management believes that this measure enhances a reader's understanding of the financial performance of the Company, is more indicative of operating performance of the Company, and facilitates a better comparison between fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company's operations.

The Company does not intend for the non-GAAP financial measure contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use this non-GAAP financial measure only in conjunction with the comparable GAAP financial measure. Reconciliations of the non-GAAP financial measure EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh
AgroFresh Solutions, Inc. (AGFS) is a global leader in delivering innovative food preservation and waste reduction solutions for fresh produce. The Company is empowering the food industry with Smarter Freshness, a range of integrated solutions designed to help growers, packers and retailers improve produce freshness and quality, and reduce waste. AgroFresh's solutions range from pre-harvest with Harvista™ and LandSpring™ to its marquee SmartFresh™ Quality System, which includes SmartFresh, AdvanStore™ and ActiMist™, working together to maintain the quality of stored produce. AgroFresh also has a controlling interest in Tecnidex, a leading provider of post-harvest fungicides, waxes, coatings and biocides for the citrus market, including Textar™ and Teycer™. Additionally, the Company's initial retail solution, RipeLock™, optimizes banana ripening for the benefit of retailers and consumers. AgroFresh has key products registered in over 45 countries, with approximately 3,700 direct customers and services over 25,000 storage rooms globally. For more information, please visit www.agrofresh.com.

™Trademark of AgroFresh Inc.

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
John Cassidy - Director, M&A and Strategic Planning
investorrelations@agrofresh.com

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	June 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$41,776	$64,533
Accounts receivable, net of allowance for doubtful accounts of $1,575 and $1,550, respectively	39,916	71,509
Inventories	27,278	24,109
Other current assets	25,017	18,684
Total current assets	133,987	178,835
Property and equipment, net	13,645	12,200
Goodwill	5,680	9,402
Intangible assets, net	736,940	757,882
Deferred income tax assets	7,605	8,198
Other assets	17,289	16,746
TOTAL ASSETS	$915,146	$983,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,769	$15,014
Current portion of long-term debt	6,995	7,926
Income taxes payable	4,715	5,931
Accrued expenses and other current liabilities	50,046	65,809
Total current liabilities	69,525	94,680
Long-term debt	401,469	402,868
Other noncurrent liabilities	37,644	38,505
Deferred income tax liabilities	30,031	31,130
Total liabilities	538,669	567,183

Commitments and contingencies (see Note 17)
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 51,148,343 and 51,002,234 shares issued and 50,486,962 and 50,340,853 shares outstanding at June 30, 2018 and December 31, 2017, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding at June 30, 2018 and December 31, 2017	—	—
Treasury stock; par value $0.0001, 661,381 shares at June 30, 2018 and December 31, 2017	(3,885)	(3,885)
Additional paid-in capital	534,755	533,015
Accumulated deficit	(140,080)	(108,729)
Accumulated other comprehensive loss	(22,834)	(12,769)
Total AgroFresh stockholders’ equity	367,961	407,637
Non-controlling interest	8,516	8,443
Total stockholders' equity	376,477	416,080
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$915,146	$983,263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Net sales	$18,420	$16,389	$56,771	$49,119
Cost of sales (excluding amortization, shown separately below)	5,402	3,906	16,248	9,745
Gross profit	13,018	12,483	40,523	39,374
Research and development expenses	3,733	3,735	6,802	7,032
Selling, general, and administrative expenses	15,609	13,435	31,920	29,866
Amortization of intangibles	11,402	10,445	22,341	20,890
Change in fair value of contingent consideration	98	(1,211)	236	(996)
Operating loss	(17,824)	(13,921)	(20,776)	(17,418)
Other income	538	215	608	255
Gain on foreign currency exchange	3,272	7,968	5,203	11,071
Interest expense, net	(8,763)	(8,564)	(17,118)	(18,857)
Loss before income taxes	(22,777)	(14,302)	(32,083)	(24,949)
Benefit for income taxes	(4,375)	(16,909)	(805)	(15,527)
Net (loss) income including non-controlling interests	$(18,402)	$2,607	$(31,278)	$(9,422)
Less: Net (loss) income attributable to non-controlling interests	(18)	—	73	—
Net (loss) income attributable to AgroFresh Solutions, Inc	$(18,384)	$2,607	$(31,351)	$(9,422)

Net (loss) income per share:
Basic	$(0.37)	$0.05	$(0.63)	$(0.19)
Diluted	$(0.37)	$0.05	$(0.63)	$(0.19)
Weighted average shares outstanding:
Basic	49,864,822	49,670,621	49,814,744	49,941,993
Diluted	49,864,822	50,035,343	49,814,744	49,941,993

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

(in thousands)	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Cash flows from operating activities:
Net loss	$(31,278)	$(9,422)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,953	22,046
Provision for bad debts	182	789
Stock-based compensation	1,900	806
Pension expense	64	153
Amortization of deferred financing costs	1,214	1,166
Accretion of contingent consideration	2,043	5,515
Increase (decrease) in fair value of contingent consideration	236	(996)
Deferred income taxes	(506)	(19,726)
Loss on sales of property	—	80
Provision for inventory obsolescence	—	89
Other	114	43
Changes in operating assets and liabilities:
Accounts receivable	27,340	37,232
Inventories	(5,083)	(2,758)
Prepaid expenses and other current assets	(8,152)	198
Accounts payable	(7,300)	(19,864)
Accrued expenses and other liabilities	(8,434)	(1,987)
Income taxes payable	(1,216)	2,581
Other assets and liabilities	2,098	205
Net cash (used in) provided by operating activities	(3,825)	16,150
Cash flows from investing activities:
Cash paid for property and equipment	(2,327)	(2,835)
Proceeds from sale of property	—	9
Asset Acquisition	(1,587)	—
Other investments	—	(1,050)
Net cash used in investing activities	(3,914)	(3,876)
Cash flows from financing activities:
Payment of Dow liabilities settlement	(10,000)	(10,000)
Repayment of long term debt	(3,330)	(2,125)
Net cash used in financing activities	(13,330)	(12,125)
Effect of exchange rate changes on cash and cash equivalents	(1,688)	1,131
Net (decrease) increase in cash and cash equivalents	(22,757)	1,280
Cash and cash equivalents, beginning of period	$64,533	77,312
Cash and cash equivalents, end of period	$41,776	$78,592

Supplemental disclosures of cash flow information:
Cash paid for:
Cash paid for interest	$15,777	$12,309
Cash paid for income taxes	$4,245	$1,291
Supplemental schedule of non-cash investing and financing activities:
Accrued purchases of property and equipment	$—	$254
Settlement of Dow liabilities not resulting from cash payment, net of deferred income taxes	$—	$55,089

Non-GAAP Measure

The following table sets forth the non-GAAP financial measure of EBITDA. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it is used by the Company’s management to evaluate the Company’s performance, is more indicative of future operating performance of the Company, and facilitates a better comparison among fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company’s operations. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is reconciliation between the non-GAAP financial measure of EBITDA to its most directly comparable GAAP financial measure, net income (loss):

(in thousands)	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
GAAP net income (loss)	$(18,402)	$2,607	$(31,278)	$(9,422)
Provision (benefit) for income taxes	(4,375)	(16,909)	(805)	(15,527)
Interest expense(1)	8,763	8,564	17,118	18,857
Depreciation and amortization	11,680	11,068	22,953	22,046
Non-GAAP EBITDA	$(2,334)	$5,330	$7,988	$15,954
———————————————————————————————
(1)    Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration.